Exhibit 99.2

Introductory Note to Condensed Combined Consolidated Financial Statements

On September 23, 2015, Antero Midstream Partners LP (the “Partnership”) and its wholly owned subsidiary, Antero Treatment LLC (“Antero Treatment”), entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Antero Resources Corporation (“Antero”). Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (the “Water Acquisition”) (i) all of the outstanding limited liability company interests of Antero Water LLC (“Antero Water”) to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment (collectively, (i) and (ii) are referred to herein as the “Contributed Assets”). In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

The information in this report includes periods prior to the Water Acquisition. Consequently, the Partnership’s condensed consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water because the transaction was between entities under common control. Antero Water’s operations through September 23, 2015 consist entirely of water distribution.

References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

PART 1-FINANCIAL INFORMATION

Item 1.         Financial Statements

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Balance Sheets

December 31, 2014, and June 30, 2015

(Unaudited)

(In thousands, except unit counts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$230,192	$112,867
Accounts receivable—affiliate	31,563	25,188
Accounts receivable—third party	5,574	—
Prepaid expenses	518	209
Total current assets	267,847	138,264
Property and equipment:
Gathering and compressions systems	1,180,707	1,325,106
Water handling systems	421,012	441,692
Less accumulated depreciation	(70,124)	(112,078)
Property and equipment, net	1,531,595	1,654,720
Other assets, net	17,168	16,823
Total assets	$1,816,610	$1,809,807
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$13,021	$10,346
Accounts payable—affiliate	1,380	1,430
Accrued capital expenditures	49,974	25,768
Accrued ad valorem tax	5,862	15,379
Accrued liabilities	9,254	9,147
Short-term debt	—	153,000
Other current liabilities	357	356
Total current liabilities	79,848	215,426
Long-term liabilities
Long-term debt	115,000	—
Other	859	696
Total liabilities	195,707	216,122
Contingencies (Note 10)
Partners’ capital:
Common units - public (46,024,054 units issued and outstanding)	1,090,037	1,090,453
Common units - Antero (29,940,957 units issued and outstanding)	71,665	74,013
Subordinated units - Antero (75,940,957 units issued and outstanding)	180,757	181,442
General partner	278,444	247,777
Total partners’ capital	1,620,903	1,593,685
Total liabilities and partners’ capital	$1,816,610	$1,809,807

See accompanying notes to condensed combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Operations and Comprehensive Income

Three Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands, except unit counts and per unit amounts)

	Three months ended June 30,
	2014	2015

Revenue:
Gathering and compression—affiliate	$16,923	$56,593
Water handling—affiliate	40,518	31,500
Total revenue	57,441	88,093
Operating expenses:
Direct operating	13,682	17,921
General and administrative (including $3,339 and $6,597 of equity-based compensation in 2014 and 2015, respectively)	7,874	12,159
Depreciation	12,097	21,253
Total operating expenses	33,653	51,333
Operating income	23,788	36,760
Interest expense	1,408	1,636
Net income and comprehensive income	$22,380	$35,124

Less: General partner’s interest in net income		(15,674)
Limited partners’ interest in net income		$19,450
Net income per limited partner unit:
Basic:
Common units		$0.13
Subordinated units		$0.13
Diluted:
Common units		$0.13
Subordinated units		$0.13
Weighted average number of limited partner units outstanding:
Basic:
Common units		75,940,957
Subordinated units		75,940,957
Diluted:
Common units		75,957,984
Subordinated units		75,940,957

See accompanying notes to condensed combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Operations and Comprehensive Income

Six Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands, except unit counts and per unit amounts)

	Six months ended June 30,
	2014	2015

Revenue:
Gathering and compression—affiliate	$28,696	$108,836
Water handling—affiliate	65,277	64,941
Water handling—third party	—	151
Total revenue	93,973	173,928
Operating expenses:
Direct operating	19,953	37,222
General and administrative (including $5,281 and $12,376 of equity-based compensation in 2014 and 2015, respectively)	13,542	24,078
Depreciation	21,123	41,955
Total operating expenses	54,618	103,255
Operating income	39,355	70,673
Interest expense	1,666	3,222
Net income and comprehensive income	$37,689	$67,451

Less: General partner’s interest in net income		(32,353)
Limited partners’ interest in net income		$35,098
Net income per limited partner unit:
Basic:
Common units		$0.23
Subordinated units		$0.23
Diluted:
Common units		$0.23
Subordinated units		$0.23
Weighted average number of limited partner units outstanding:
Basic:
Common units		75,940,957
Subordinated units		75,940,957
Diluted:
Common units		75,956,354
Subordinated units		75,940,957

See accompanying notes to condensed combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Partners’ Capital

Six Months Ended June 30, 2015

(Unaudited)

(In thousands)

	Common Unitholders Public	Common Unitholder Antero	Subordinated Unitholder	General Partner	Total
Balance at December 31, 2014	$1,090,037	$71,665	$180,757	$278,444	$1,620,903
Deemed distribution to parent, net	—	—	—	(65,385)	(65,385)
Net income and comprehensive income	10,630	6,920	17,548	32,353	67,451
Equity-based compensation	2,403	3,641	3,967	2,365	12,376
Distribution to unitholders	(12,617)	(8,213)	(20,830)	—	(41,660)
Balance at June 30, 2015	$1,090,453	$74,013	$181,442	$247,777	$1,593,685

See accompanying notes to condensed combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Cash Flows

Six Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2015
Cash flows provided by operating activities:
Net income	$37,689	$67,451
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	21,123	41,955
Equity-based compensation	5,281	12,376
Amortization of deferred financing costs	—	489
Changes in assets and liabilities:
Accounts receivable—affiliate	(10,184)	6,375
Accounts receivable—third party	—	5,574
Prepaid expenses	(39)	309
Accounts payable	2,221	1,103
Accounts payable—affiliate	—	50
Accrued ad valorem tax	2,393	9,517
Accrued liabilities	1,255	(107)
Net cash provided by operating activities	59,739	145,092
Cash flows used in investing activities:
Additions to property and equipment—Gathering and compression	(265,554)	(200,075)
Additions to property and equipment—Water handling	(105,792)	(33,265)
Change in working capital of affiliate related to property and equipment	—	40,277
Change in other assets	(37,646)	(126)
Net cash provided by investing activities	(408,992)	(193,189)
Cash flows provided by (used in) financing activities:
Deemed contribution from (distribution to) parent, net	31,839	(65,385)
Distribution to unitholders	—	(41,660)
Borrowings credit facility	320,000	38,000
Payments of deferred financing costs	—	(19)
Payments on capital lease obligations	(626)	(164)
Payments of IPO related costs	(1,960)	—
Net cash provided by (used in) financing activities	349,253	(69,228)
Net decrease in cash and cash equivalents	—	(117,325)
Cash and cash equivalents, beginning of period	—	230,192
Cash and cash equivalents, end of period	$—	$112,867
Supplemental disclosure of cash flow information:
Cash paid during the period for interest and commitment fees	$1,385	$2,784
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$38,021	$(27,984)

See accompanying notes to condensed combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements

Three and Six Months Ended June 30, 2014 and 2015

(1)  Business and Organization

Antero Midstream Partners LP (the “Partnership”) is a growth-oriented limited partnership formed by Antero Resources Corporation (“Antero”) to own, operate and develop midstream assets to service Antero’s natural gas and oil and condensate production.  On November 10, 2014, the Partnership completed its initial public offering (the “IPO”) of 46,000,000 common units representing limited partnership interests at a price of $25.00 per common unit.  The Partnership was originally formed as Antero Resources Midstream LLC and converted to a limited partnership in connection with the completion of the IPO.  At the closing of the IPO, Antero contributed substantially all of its high and low pressure gathering and compression assets to Antero Midstream LLC (“Midstream Operating”), and the equity interests of Midstream Operating were contributed to the Partnership.

On September 23, 2015, the Partnership and Antero Treatment entered into the Contribution Agreement with Antero. Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (i) all of the outstanding limited liability company interests of Antero Water LLC to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment. In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.  Our condensed combined consolidated financial statements as of December 31, 2014 and June 30, 2015 include the accounts of the Partnership, Midstream Operating, and Antero Water. The Partnership’s condensed combined consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water, which was contributed to the Partnership on September 23, 2015, because the transaction was between entities under common control.

Our gathering and compression assets consist of 8-, 12-, 16-, and 20-inch high and low pressure gathering pipelines and compressor stations that collect natural gas and oil and condensate from Antero’s wells in the Marcellus Shale in West Virginia and the Utica Shale in Ohio. Our assets also include two independent fresh water distribution systems that deliver water used by Antero for hydraulic fracturing activities in Antero’s operating areas. The fresh water distribution systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipeline system.

We have agreements with Antero pursuant to which we will provide gathering and compression services and certain fluid handling services to Antero for a 20-year period and a secondment agreement whereby Antero provides seconded employees to perform certain operational services to us for a 20-year period. Additionally, we have a services agreement whereby Antero provides certain administrative services to us for a 20-year period.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

We have a right to participate for up to a 15% non-operating equity interest in an unnamed 50-mile regional gathering pipeline extension (the “Regional Gathering System”) that will expire six months following the date on which the Regional Gathering System is placed into service. In addition, we have entered into a right-of-first-offer agreement with Antero to allow for us to provide Antero with gas processing or NGLs fractionation, transportation or marketing services in the future.

(2)  Summary of Significant Accounting Policies

(a)         Basis of Presentation

These condensed combined consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information, and should be read in the context of the December 31, 2014 consolidated financial statements and notes thereto for a more complete understanding of the Partnership’s operations, financial position, and accounting policies.  The December 31, 2014 consolidated financial statements were originally filed with the SEC in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and were recast to include the historical results of Antero Water.  The recast December 31, 2014 combined consolidated financial statements were filed with the SEC as Exhibit 99.1 to the Partnership’s Current Report on Form 8-K filed October 9, 2015.

The accompanying unaudited condensed combined consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, and, accordingly, do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, these statements include all adjustments (consisting of normal and recurring accruals) considered necessary for a fair presentation of the Partnership’s financial position as of December 31, 2014 and June 30, 2015, the results of its operations for the three and six months ended June 30, 2014 and 2015 and its cash flows for the six months ended June 30, 2014 and 2015. The Partnership has no items of other comprehensive income; therefore, its net income is identical to its comprehensive income. Operating results for the period ended June 30, 2015 are not necessarily indicative of the results that may be expected for the full year.

The accompanying condensed combined consolidated financial statements represent the assets, liabilities, and results of operations of Antero’s gathering and compression assets and water handling assets as the Predecessor to the Partnership, presented on a carve-out basis of Antero’s historical ownership of the Predecessor. The Predecessor financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

The Partnership recast its condensed combined consolidated financial statements to retrospectively reflect the Water Acquisition as if the assets and liabilities were owned for all periods presented; however, the condensed combined consolidated financial statements are not necessarily indicative of the results of operations that would have occurred if the Partnership had owned the assets during the periods reported. Antero Water parent net investment is allocated entirely to the General Partner, as the Partnership and Antero Water are entities under common control.

Certain costs of doing business which are incurred by Antero on our behalf have been reflected in the accompanying condensed combined consolidated financial statements. These costs include general and administrative expenses allocated to us by Antero in exchange for:

•                  business services, such as payroll, accounts payable and facilities management;

•                  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

•                  employee compensation, including equity-based compensation.

Transactions between us and Antero have been identified in the consolidated financial statements as transactions between affiliates (see Note 3).

On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015, as described in Note 6—Partnership Equity and Distributions, and Note 7—Net Income Per Limited Partner Unit.

(b)      Revenue Recognition

We provide gathering and compression and water handling services under fee-based contracts primarily based on throughput. Under these arrangements, we receive fees for gathering oil and gas products and compression services. The revenue we earn from these arrangements is directly related to (1) in the case of natural gas gathering and compression, the volumes of metered natural gas that we gather, compress and deliver to natural gas compression sites or other transmission delivery points (2) in the case of oil and condensate gathering, the volumes of metered oil and condensate that we gather and deliver to other transmission delivery points or (3) in the case of water handling services, the quantities of fresh water delivered to our customers for use in their well completion operations. We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an agreement exists, (2) services have been rendered, (3) prices are fixed or determinable and (4) collectability is reasonable assured.

(c)       Use of Estimates

The preparation of the condensed combined consolidated financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment and valuation of accrued liabilities, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

(d)      Cash and Cash Equivalents

Prior to the IPO, the Predecessor’s gathering and compression operations were funded by Antero, and prior to September 23, 2015 Antero Water’s operations were funded by Antero. Net amounts funded by Antero are

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

reflected as net contributions from or distributions to parent on the accompanying Statements of Condensed Combined Consolidated Cash Flows.

We consider all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.

(e)  Property and Equipment

Property and equipment primarily consists of gathering pipelines, compressor stations and fresh water distribution pipelines and facilities stated at historical cost less accumulated depreciation. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives and salvage values of assets. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates of useful lives include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand for our services in the areas in which we operate. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Our investment in property and equipment for the periods presented is as follows:

(in thousands)	Estimated useful lives	As of December 31, 2014	As of June 30, 2015
Land	n/a	$3,383	$3,430
Freshwater surface pipelines and equipment	5 years	20,931	25,062
Freshwater permanent buried pipelines	20 years	359,244	388,430
Gathering and compression systems	20 years	861,609	1,166,771
Construction-in-progress	n/a	356,552	183,105
Total property and equipment		1,601,719	1,766,798
Less accumulated depreciation		(70,124)	(112,078)
Property and equipment, net		$1,531,595	$1,654,720

(f)    Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable.  Generally, the basis for making such assessments is undiscounted future cash flow projections for the unit being assessed.  If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair value, which is based on discounted future cash flows or other techniques, as appropriate.  No impairments for such assets have been recorded through June 30, 2015.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

(g)   Asset Retirement Obligations

Our gathering pipelines, compressor stations and freshwater distribution pipelines and facilities have an indeterminate life, if properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life can be estimated. It has been determined by our operational management team that abandoning all other ancillary equipment, outside of the assets stated above, would require minimal costs. Because we are not able to make a reasonable estimate of when future dismantlement and removal dates of our pipelines, compressor stations and facilities, will occur, and because it has been determined that abandonment of all other ancillary assets would only require minimal costs, we have not recorded asset retirement obligations at December 31, 2014 or June 30, 2015.

(h)  Litigation and Other Contingencies

An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The ultimate amount of losses (if any) may differ from these estimates.

We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time a remediation feasibility study, or an evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

No events have occurred that require accruals for loss contingencies or environmental obligations at December 31, 2014 or June 30, 2015.

(i)    Equity-Based Compensation

Our condensed combined consolidated financial statements reflect various equity-based compensation awards granted by Antero, as well as compensation expense associated with our own plan. These awards include profits interests awards, restricted stock, stock options, restricted units, and phantom units. For purposes of these condensed combined consolidated financial statements, we recognized as expense in each period an amount allocated from Antero, with the offset included in partners’ capital. See Note 3—Transactions with Affiliates for additional information regarding Antero’s allocation of expenses to us.

In connection with the IPO, our general partner adopted the Antero Midstream Partners LP Long-Term Incentive Plan (“Midstream LTIP”), pursuant to which certain non-employee directors of our general partner and certain officers, employees and consultants of our general partner and its affiliates are eligible to receive awards representing equity interests in the Partnership. An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments. On November 12, 2014, we granted approximately 20,000 restricted units and 2,361,440 phantom units under the Midstream LTIP. Subsequent to November 12, 2014, we granted an additional 12,057 phantom units, and 48,360 phantom units were forfeited. For accounting purposes, these units are treated as if they are distributed from us to Antero. Antero recognizes compensation expense for the units awarded to its employees and a portion of that expense is allocated to us. See Note 5—Equity-Based Compensation.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

(j)    Income Taxes

Our condensed combined consolidated financial statements do not include a provision for income taxes as we are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income.

(k)  Fair Value Measures

The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on our balance sheet of our cash and cash equivalents, accounts receivable—affiliate, accounts receivables—third party, other assets, accounts payable, accounts payable—affiliate, accrued liabilities, accrued capital expenditures, accrued ad valorem tax, other current liabilities, and our revolving credit facility and water facility approximate fair values due to their short maturities.

(l) Reclassifications

Certain reclassifications have been made to prior periods’ financials information related to direct operating expenses to conform that information to our current period presentation. These reclassifications did not have an impact on net income for the periods previously reported.

(3)  Transactions with Affiliates

(a)   Revenues

All gathering and compression revenues during the three and six months ended June 30, 2014 and 2015 were earned from Antero. Water handling revenues earned from Antero were $40.5 million and $31.5 million during the three months ended June 30, 2014 and 2015, respectively, and $65.3 million and $64.9 million during the six months ended June 30, 2014 and 2015, respectively.

(b)   Accounts receivable—affiliate, and Accounts payable—affiliate

Accounts receivable—affiliate represents amounts due from Antero, primarily related to gathering and compression and water handling services and other costs. Accounts payable—affiliate represents amounts due to Antero for general and administrative and other costs.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

(c)   Accounts Payable, Accrued Expenses, and Accrued Capital Expenditures

All accounts payable, accrued liabilities and accrued capital expenditures balances are due to unaffiliated parties. Prior to the IPO, all operating and capital expenditures, related to gathering and compression activities, were funded through capital contributions from Antero and borrowings under its midstream credit facility. Prior to September 23, 2015, all operating and capital expenditures, related to Antero Water, were funded through capital contributions from Antero and borrowings under the water credit facility. See Note 4 — Long-term Debt. These balances were managed and paid under Antero’s cash management program. Following the IPO, we maintained our own bank accounts and sources of liquidity related to gathering and compression operations, and on September 23, 2015, we began to maintain our own bank accounts and sources of liquidity for water handling operations, as well.

(d)   Allocation of Costs

The employees supporting our operations are employees of Antero. Direct operating expense includes allocated costs of $0.3 million and $0.8 million during the three months ended June 30, 2014 and 2015, respectively, and $0.5 million and $1.4 million during the six months ended June 30, 2014 and 2015, respectively, related to direct labor charges for Antero employees associated with the operation of our gathering lines and compressor stations.  General and administrative expense allocated to us by Antero was $7.9 million and $11.4 million during the three months ended June 30, 2014 and 2015, respectively, and $13.5 million and $22.3 million during the six months ended June 30, 2014 and 2015, respectively.  These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation (see Note 5—Equity-Based Compensation for more information). These expenses are charged or allocated to us based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable.

(4)  Long-term Debt

(a)   Revolving Credit Facility

On November 10, 2014, in connection with the closing of the IPO, the Partnership entered into a revolving credit facility with a syndicate of bank lenders (the “revolving credit facility”). The revolving credit facility provides for lender commitments of $1.0 billion and a letter of credit sublimit of $150 million. The revolving credit facility will mature on November 10, 2019.

The revolving credit facility is ratably secured by mortgages on substantially all of our properties, including the properties of our restricted subsidiaries, and guarantees from our restricted subsidiaries. The revolving credit facility contains certain covenants including restrictions on indebtedness and distributions, and requirements with respect to leverage and interest coverage ratios. The Partnership was in compliance with all of the financial covenants under the revolving credit facility as of December 31, 2014 and June 30, 2015.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable quarterly or, in the case of Eurodollar Rate Loans, at the end of the applicable interest period if shorter than three months. Interest is payable at a variable rate based on LIBOR or the base rate, determined by election at the time of borrowing. Commitment fees on the unused portion of the revolving credit facility are due quarterly at rates ranging from 0.25% to 0.375% of the unused facility based on utilization.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

At December 31, 2014 and June 30, 2015, we had no borrowings or letters of credit outstanding under the revolving credit facility.

On September 23, 2015, aggregate lender commitments under the revolving credit facility increased to $1.5 billion in connection with the Water Acquisition.

(b)  Midstream Credit Facility

Prior to the IPO on November 10, 2014, long-term debt represented amounts outstanding under a credit facility agreement between Midstream Operating, then a wholly owned subsidiary of Antero and now a wholly owned subsidiary of the Partnership, and the lenders under Antero’s credit facility (the “Antero credit facility”), that were incurred for the Water Acquisition and construction of the Predecessor’s gathering and compression assets (the “Midstream credit facility”). The facilities were ratably secured by mortgages on substantially all of Antero’s and Midstream Operating’s properties and guarantees from Antero and its restricted subsidiaries. On November 10, 2014, in connection with the completion of the IPO, the outstanding balance of the Midstream credit facility was repaid out of the proceeds of the IPO, and this facility was assumed by Antero.

(c)   Antero Water Credit Facility

On November 10, 2014, in connection with the Partnership’s IPO, Antero Water assumed the Midstream credit facility under amended terms (the “Water facility”), in order to provide for separate borrowings attributable to Antero’s water handling business. The Water facility was terminated on September 23, 2015, in connection with the Water Acquisition.

As of December 31, 2014, Antero Water had a total outstanding balance under the Water facility of $115 million, with a weighted average interest rate of 2.19%. As of June 30, 2015, Antero Water had a total outstanding balance under the Water facility of $153 million, with a weighted average interest rate of 1.94%. Commitment fees on the unused portion of the Water facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused portion of the facility based on utilization.

The Water facility is ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Water facility contains certain covenants, including restrictions on indebtedness and dividends.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.  Antero was in compliance with all of the financial covenants under the Water facility as of December 31, 2014 and June 30, 2015.

(5)  Equity-Based Compensation

Our general and administrative expenses include equity-based compensation costs allocated by Antero to us for grants made pursuant to: (i) the Antero Resources Corporation Long-Term Incentive Plan (the “Antero LTIP”) (ii) profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock, which closed on October 16, 2013, and (iii) the Midstream LTIP.  Equity-based compensation expense allocated to us was $3.3 million and $6.6 million for the three months ended June 30, 2014 and 2015, respectively, and $5.3 million and $12.4 million for the six months ended June 30, 2014 and 2015, respectively. These expenses were allocated to us based on our proportionate share of Antero’s direct labor costs.  Antero has unamortized expense totaling approximately $197 million as of June 30, 2015 related to its various equity-based compensation plans and the Midstream LTIP. A portion of this will be allocated to us as it is amortized over the remaining service period of the related awards.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

Midstream LTIP

Our general partner manages our operations and activities and employs the personnel who provide support to our operations. In connection with the IPO, our general partner adopted the Midstream LTIP, pursuant to which non-employee directors of our general partner and certain officers, employees and consultants of our general partner and its affiliates are eligible to receive awards representing ownership in the Partnership. An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments.  A total of 7,654,863 common units are available for future grant under the Midstream LTIP as of June 30, 2015. Restricted units and phantom units granted under the Midstream LTIP vest subject to the satisfaction of service requirements, upon the completion of which common units in the Partnership are delivered to the holder of the restricted units or phantom units. Compensation related to each restricted unit and phantom unit award is recognized on a straight-line basis over the requisite service period of the entire award.  The grant date fair values of these awards are determined based on the closing price of the Partnership’s common units on the date of grant. These units are accounted for as if they are distributed by the Partnership to Antero. Antero recognizes compensation expense for the units awarded and a portion of that expense is allocated to the Partnership. Antero allocates equity-based compensation expense to the Partnership based on our proportionate share of Antero’s direct labor costs. The Partnership’s portion of the equity-based compensation expense is included in general and administrative expenses.

A summary of restricted unit and phantom unit awards activity during the six months ended June 30, 2015 is as follows:

		Weighted average	Aggregate
	Number of units	grant date fair value	intrinsic value (in thousands)
Total awarded and unvested, December 31, 2014	2,381,440	$29.00	$65,490
Granted	12,057	$24.88	$—
Vested	—	$—	$—
Forfeited	(48,360)	$29.00	$—
Total awarded and unvested, June 30, 2015	2,345,137	$28.98	$67,165

Intrinsic values are based on the closing price of the Partnership’s common units on the referenced dates.  Unamortized expense of $57 million at June 30, 2015 is expected to be recognized by Antero over a weighted average period of approximately 3.3 years. A proportionate share of the expense will be allocated to us as it is recognized by Antero.

(6)  Partnership Equity and Distributions

Our Minimum Quarterly Distribution

Our partnership agreement provides for a minimum quarterly distribution of $0.17 per unit for each quarter, or $0.68 per unit on an annualized basis.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

Our partnership agreement generally provides that we distribute cash each quarter during the subordination period in the following manner:

•                  first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.17 plus any arrearages from prior quarters;

•                  second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.17; and

•                  third, to the holders of common units and subordinated units pro rata until each has received a distribution of $0.1955.

If cash distributions to our unitholders exceed $0.1955 per common unit and subordinated unit in any quarter, our unitholders and our general partner, as the holder of our incentive distribution rights (“IDRs”), will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner (as holder of IDRs)
above $0.1955 up to $0.2125	85%	15%
above $0.2125 up to $0.2550	75%	25%
above $0.2550	50%	50%

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Subordinated Units

Antero owns all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units. The subordination period will end on the first business day after we have earned and paid at least $0.68 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2017 and there are no outstanding arrearages on our common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such arrearage payments in the future except during the subordination period. To the extent we have cash available for distribution from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units.

Cash Distributions

On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was paid on August 27, 2015 to unitholders of record as of August 13, 2015.

(in thousands, except per unit data)	Three months ended June 30, 2015	Six months ended June 30, 2015
General Partner:
Distribution declared per unit	$—	$—
Total distribution	$—	$—

Limited Partners:
Common unitholders:
Distribution declared per unit	$0.19	$0.37
Total distribution	$14,429	$28,098
Subordinated unitholders:
Distribution declared per unit	$0.19	$0.37
Total distribution	$14,429	$28,098

(7)  Net Income Per Limited Partner Unit

Net Income Per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

We compute earnings per unit using the two-class method for master limited partnerships. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

We calculate net income available to limited partners based on the distributions pertaining to the current period’s net income. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement under the two-class method.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period. However, because our IPO was completed on November 10, 2014, the number of units issued following the IPO is utilized for the 2014 periods presented. Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Diluted earnings per unit reflects the potential dilution of common equivalent units that could occur if equity participation units are converted into common units.

In accordance with ASC Topic 260- Earnings Per Share, Antero Water’s historical earnings of $15.7 million and $32.4 million, for the three and six months ended June 30, 2015,  respectively, are allocated entirely to the General Partner, since the Partnership and Antero Water are entities under common control.

The following tables reflect the Partnership’s net income per common and subordinated unit:

	Three months ended June 30, 2015
	Limited partners’
(In thousands except per unit amounts)	Public common units	Antero common units	Subordinated units	Total
Basic and diluted earnings per unit:
Earnings:
Distribution declared (1)	$8,740	$5,689	$14,429	$28,858
Distributions in excess of earnings	(2,849)	(1,855)	(4,704)	(9,408)
Total earnings	$5,891	$3,834	$9,725	$19,450
Weighted average units outstanding:
Basic	46,000	29,941	75,941	151,882
Diluted	46,017	29,941	75,941	151,899
Net income per limited partner unit
Basic:	$0.13	$0.13	$0.13
Diluted:	$0.13	$0.13	$0.13

(1)         On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was paid on August 27, 2015 to unitholders of record as of August 13, 2015.

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

	Six months ended June 30, 2015
	Limited partners’
(In thousands except per unit amounts)	Public common units	Antero common units	Subordinated units	Total
Basic and diluted earnings per unit:
Earnings:
Distribution declared (1)	$17,020	$11,078	$28,098	$56,196
Distributions in excess of earnings	(6,435)	(4,114)	(10,549)	(21,098)
Total earnings	$10,585	$6,964	$17,549	$35,098
Weighted average units outstanding:
Basic	46,000	29,941	75,941	151,882
Diluted	46,015	29,941	75,941	151,897
Net income per limited partner unit
Basic:	$0.23	$0.23	$0.23
Diluted:	$0.23	$0.23	$0.23

(1)         On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was paid on August 27, 2015 to unitholders of record as of August 13, 2015.

(8)  Reporting Segments

The Partnership’s operations are located in the United States and are organized into two reporting segments: (1) gathering and compression and (2) water handling.

Gathering and Compression

The gathering and compression segment includes a network of gathering pipelines and compressor stations that transport oil and natural gas products from Antero’s wells in the Marcellus and Utica Shales.

Water Handling

The Partnership’s water handling segment includes two independent fresh water distribution systems that source and deliver fresh water from the Ohio River and several regional waterways for well completion operations in Antero’s operating areas. These systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipelines.

These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations. We evaluate the performance of the Partnership’s business segments based on operating income.

Summarized financial information concerning the Partnership’s segments for the periods indicated is shown in the following table (in thousands):

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Three months ended June 30, 2014
Revenues:
Revenue - affiliate	$16,923	$40,518	$57,441

Operating expenses:
Direct operating	2,196	11,486	13,682
General and administrative (before equity-based compensation)	3,290	1,245	4,535
Equity-based compensation	2,490	849	3,339
Depreciation	8,656	3,441	12,097
Total	$16,632	$17,021	$33,653
Operating income	$291	$23,497	$23,788
Segment assets	$1,395,121	$421,489	$1,816,610
Capital expenditures for segment assets	$161,221	$47,931	$209,152

Three months ended June 30, 2015
Revenues:
Revenue - affiliate	$56,593	$31,500	$88,093

Operating expenses:
Direct operating	11,292	6,629	17,921
General and administrative (before equity-based compensation)	4,529	1,033	5,562
Equity-based compensation	5,388	1,209	6,597
Depreciation	15,091	6,162	21,253
Total	$36,300	$15,033	$51,333
Operating income	$20,293	$16,467	$36,760
Segment assets	$1,392,898	$416,909	$1,809,807
Capital expenditures for segment assets	$74,061	$11,950	$86,011

ANTERO MIDSTREAM PARTNERS LP

Notes to Condensed Combined Consolidated Financial Statements (Continued)

Three and Six Months Ended June 30, 2014 and 2015

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Six months ended June 30, 2014
Revenues:
Revenue - affiliate	$28,696	$65,277	$93,973

Operating expenses:
Direct operating	3,137	16,816	19,953
General and administrative (before equity-based compensation)	5,753	2,508	8,261
Equity-based compensation	3,803	1,478	5,281
Depreciation	14,764	6,359	21,123
Total	$27,457	$27,161	$54,618
Operating income	$1,239	$38,116	$39,355
Segment assets	$1,395,121	$421,489	$1,816,610
Capital expenditures for segment assets	$265,554	$105,792	$371,346

Six months ended June 30, 2015
Revenues:
Revenue - affiliate	$108,836	$64,941	$173,777
Revenue - Third-party	—	151	151
Total revenues	$108,836	$65,092	$173,928

Operating expenses:
Direct operating	22,981	14,241	37,222
General and administrative (before equity-based compensation)	9,407	2,295	11,702
Equity-based compensation	10,011	2,365	12,376
Depreciation	29,673	12,282	41,955
Total	$72,072	$31,183	$103,255
Operating income	$36,764	$33,909	$70,673
Segment assets	$1,392,898	$416,909	$1,809,807
Capital expenditures for segment assets	$200,075	$33,265	$233,340

(9)         Capital Leases

The Predecessor was obligated to make payments under capital leases covering pumping equipment that expire at various dates over the next seven years. In connection with Water Acquisition, assets under the leases were transferred to the Partnership debt free and these obligations were retained by Antero and are not obligations of the Partnership after the Water Acquisition. At December 31, 2014 and June 30, 2015, the gross amount of property and equipment and related accumulated amortization attributable to capital leases were as follows (in thousands):

	December 31,	June 30,
	2014	2015
Pumping equipment	$1,625	$1,625
Less accumulated amortization	(100)	(144)
Total	$1,525	$1,481

Current and non-current capital lease obligations are included in other current liabilities and other liabilities, respectively, on the consolidated balance sheets. Amortization of assets held under capital leases is included in depreciation expense.

(10) Contingencies

Environmental Obligations

We are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed combined consolidated financial statements and related notes included elsewhere in this report. The information provided below supplements, but does not form part of, our financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, please read see “Item 1A. Risk Factors.” and the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. For more information please refer to the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015, and the Current Report on Form 8-K dated October 9, 2015.

References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

Overview

We are a growth-oriented limited partnership formed by Antero to own, operate and develop midstream energy assets to service Antero’s rapidly increasing production. Our assets consist of gathering pipelines, compressor stations and water handling assets, through which we provide midstream services to Antero under a long-term, fixed-fee contract. Our assets are located in the rapidly developing liquids-rich southwestern core of the Marcellus Shale in northwest West Virginia and the liquids-rich core of the Utica Shale in southern Ohio, two of the premier North American shale plays. We believe that our strategically located assets and our relationship with Antero position us to become a leading midstream energy company serving the Marcellus and Utica Shales.

Address, Internet Website and Availability of Public Filings

Our principal executive offices are at 1615 Wynkoop Street, Denver, Colorado 80202.  Our telephone number is (303) 357-7310. Our website is located at www.anteromidstream.com.

We make available our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K.  These documents are located www.anteromidstream.com under the “Investors Relations” link.

Information on our website is not incorporated into this Quarterly Report on Form 10-Q or our other filings with the SEC and is not a part of them.

Water Acquisition

On September 23, 2015, the Partnership and Antero Treatment entered into the Contribution Agreement with Antero. Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (i) all of the outstanding limited liability company interests of Antero Water LLC to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment. In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

2015 Developments and Highlights

Energy Industry Environment

The gathering and compression agreement with Antero provides for fixed fee structures, and we intend to continue to pursue additional fixed fee opportunities with Antero and third parties in order to avoid direct commodity price exposure. However, to the extent that our future contractual arrangements with Antero or third parties do not provide for fixed fee structures, we may become subject to commodity price risk. We are subject to commodity price risks to the extent that they impact Antero’s development plan and therefore our gathering volumes. Global energy commodity prices have declined precipitously as a result of several factors including increased worldwide supplies, a stronger U.S. dollar, relatively mild weather in the U.S., and strong competition among oil producing countries for market share.  Specifically, prices for WTI have declined from approximately $106.00 per Bbl in June 2014 to less than $50.00 per Bbl in September 2015.  Henry Hub natural gas has traded below $3.00 per MMBtu throughout 2015 compared to prices a year ago in January 2014 of around $4.40 per MMBtu. In response to these market conditions and concerns about access to capital markets, U.S. exploration and development companies have significantly reduced capital spending plans. Antero’s capital budget for 2015 is projected to be $1.8 billion, a 41% reduction from 2014.  Antero plans to operate an average of 14 drilling rigs in 2015 down from 21 at December 31, 2014 and to complete 130 horizontal Marcellus and Utica wells in 2015, down from 177 in 2014.  A further or extended decline in commodity prices could cause some of the development and production projects of Antero or third parties to be uneconomic or less profitable, which could reduce gathering volumes in our current and future potential areas of operation. Those reductions in gathering volumes could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Operating and Financial Results

For the three months ended June 30, 2015, we generated cash flow from operations of $75.0 million, net income of $35.1 million, and Adjusted EBITDA of $64.6 million. This compares to cash flow from operations of $43.3 million, net income of $22.4 million, and Adjusted EBITDA of $39.2 million for the three months ended June 30, 2014.  See “—Non-GAAP Financial Measure” for a definition of Adjusted EBITDA (a non-GAAP measure) and a reconciliation of Adjusted EBITDA to net income.

For the six months ended June 30, 2015, we generated cash flow from operations of $145.1 million, net income of $67.5 million, and Adjusted EBITDA of $125.0 million. This compares to cash flow from operations of $59.7 million, net income of $37.7 million, and Adjusted EBITDA of $65.8 million for the six months ended June 30, 2014.  See “—Non-GAAP Financial Measure” for a definition of Adjusted EBITDA (a non-GAAP measure) and a reconciliation of Adjusted EBITDA to net income.

Our low pressure, high pressure, compression, condensate, and fresh water distribution daily volumes totaled 965 MMcf/d, 1,197 MMcf/d, 454 MMcf/d, 3 MBbl/d, and 93 MBbl/d respectively, for the three months ended June 30, 2015. This compares to low pressure, high pressure, compression, condensate, and fresh water distribution daily volumes totaling 386 MMcf/d, 266 MMcf/d, 41 MMcf/d, 3 MBbl/d, and 125 MBbl/d respectively, for the three months ended June 30, 2014.

Our low pressure, high pressure, compression, condensate, and fresh water distribution daily volumes totaled 950 MMcf/d, 1,166 MMcf/d, 406 MMcf/d, 3 MBbl/d, and 99 MBbl/d respectively, for the six months ended June 30, 2015. This compares to low pressure, high pressure, compression, condensate, and fresh water distribution daily volumes totaling 359 MMcf/d, 196 MMcf/d, 39 MMcf/d, 1 MBbl/d, and 101 MBbl/d respectively, for the six months ended June 30, 2014.

Distribution for the Second Quarter for 2015

On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of

$0.19 per unit for the quarter ended June 30, 2015, totaling approximately $28.9 million. The distribution was payable on August 27, 2015 to unitholders of record as of August 13, 2015.

2015 Capital Budget

During the three and six months ended June 30, 2015, our total gathering and compression capital expenditures were approximately $74.1 million and $200.1 million, respectively. During the three and six months ended June 30, 2015, our water handling capital expenditures were approximately $12 million and $33 million, respectively. During 2015, we plan to continue to expand our existing Marcellus and Utica Shale gathering and compression systems to accommodate Antero’s development plans. Our capital budget for 2015 is $425 to $450 million, which includes $410 to $435 million and $15 million in expansion and maintenance capital, respectively. This capital budget includes $250 to $260 million of gathering infrastructure, which will result in 44 miles and 20 miles of additional low pressure and high pressure gathering pipelines, respectively, in both the Marcellus and Utica Shale plays combined. Additionally, the budget includes the construction or expansion of five compressor stations, which will add 545 MMcf/d of incremental compression capacity in 2015. At December 31, 2015, we expect to have 180 miles of low pressure gathering lines, 117 miles of high pressure gathering lines, and 920 MMcf/d of compression capacity in service.

The 2015 water handling capital budget was reduced by 75% from the 2014 capital budget of $200 million. The budget also includes $80 - $90 million of water handling infrastructure, which will result in the addition of 78 miles of pipeline and eight fresh water storage impoundments to Antero’s fresh water distribution system. Since Antero has completed the majority of the main water trunklines within its consolidated acreage position, the 2015 water distribution infrastructure budget is focused on extensions to the existing system to accommodate Antero’s development program.

Credit Facility

As of June 30, 2015, lender commitments under our revolving credit facility were $1.0 billion, with a letter of credit sublimit of $150 million. At June 30, 2015, we had no borrowings or letters of credit outstanding under the revolving credit facility. Our revolving credit facility matures in November 2019.  On September 23, 2015 we increased and amended our revolving credit facility to $1.5 billion in connection with the Water Acquisition. See “—Debt Agreements and Contractual Obligations—Revolving Credit Facility” for a description of our revolving credit facility.

Items Affecting Comparability of Our Financial Results

The historical financial results of our Predecessor discussed below may not be comparable to our future financial results primarily as a result of the significant increase in the scope of our operations over the last several years. Our gathering and compression and water handling systems are relatively new, having been substantially built within the last two years. Accordingly, our revenues and expenses over that time reflect the significant ramp up in our operations. Similarly, Antero has experienced significant growth in its production and drilling and completion schedule over that same period. Accordingly, it may be difficult to project trends from our historical financial data going forward.

Results of Operations

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2015

We have two operating segments: (1) gathering and compression, and (2) water handling. The operating results and assets of our reportable segments were as follows for the three months ended June 30, 2014 and 2015:

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Three months ended June 30, 2014
Revenues:
Revenue - affiliate	$16,923	$40,518	$57,441

Operating expenses:
Direct operating	2,196	11,486	13,682
General and administrative (before equity-based compensation)	3,290	1,245	4,535
Equity-based compensation	2,490	849	3,339
Depreciation	8,656	3,441	12,097
Total	$16,632	$17,021	$33,653
Operating income	$291	$23,497	$23,788
Interest expense	$1,026	$382	$1,408
Net income (loss)	$(735)	$23,115	$22,380

Three months ended June 30, 2015
Revenues:
Revenue - affiliate	$56,593	$31,500	$88,093

Operating expenses:
Direct operating	11,292	6,629	17,921
General and administrative (before equity-based compensation)	4,529	1,033	5,562
Equity-based compensation	5,388	1,209	6,597
Depreciation	15,091	6,162	21,253
Total	$36,300	$15,033	$51,333
Operating income	$20,293	$16,467	$36,760
Interest expense	$843	$793	$1,636
Net income	$19,450	$15,674	$35,124

The following table sets forth selected operating data for the three months ended June 30, 2014 compared to the three months ended June 30, 2015:

	Three months ended June 30,		Amount of	Percentage
	2014	2015	Increase	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - affiliate	$57,441	$88,093	$30,652	53%
Operating expenses:
Direct operating	13,682	17,921	4,239	31%
General and administrative (before equity-based compensation)	4,535	5,562	1,027	23%
Equity-based compensation	3,339	6,597	3,258	98%
Depreciation	12,097	21,253	9,156	76%
Total operating expenses	33,653	51,333	17,680	53%
Operating income	23,788	36,760	12,972	55%
Interest expense	1,408	1,636	228	16%
Net income	$22,380	$35,124	$12,744	57%
Adjusted EBITDA(1)	$39,224	$64,610	$25,386	65%
Operating Data:
Gathering—low pressure (MMcf)	35,122	87,803	52,681	150%
Gathering—high pressure (MMcf)	24,191	108,954	84,763	350%
Compression (MMcf)	3,739	41,319	37,580	1,005%
Condensate gathering (MBbl)	266	272	6	2%
Fresh water distribution (MBbl)	11,381	8,435	(2,946)	(26)%
Wells serviced by water distribution	46	23	(23)	(50)%
Gathering—low pressure (MMcf/d)	386	965	579	150%
Gathering—high pressure (MMcf/d)	266	1,197	931	350%
Compression (MMcf/d)	41	454	413	1,005%
Condensate gathering (MBbl/d)	3	3	—	—
Fresh water distribution (MBbl/d)	125	93	(32)	(26)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$0.00	2%
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average compression fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average gathering—condensate fee ($/Bbl)	$4.08	$4.16	$0.08	2%
Average fresh water distribution fee ($/Bbl)	$3.56	$3.64	$0.08	2%

*                 Not meaningful or applicable.

(1)         For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6. Selected Financial Data—Non-GAAP Financial Measure”.

Revenue - affiliate. Revenues from gathering and compression of natural gas and condensate, and water handling increased from $57.4 million for the three months ended June 30, 2014 to $88.1 million for the three months ended June 30, 2015, an increase of $30.7 million. Specifically:

•                  low pressure gathering revenue increased $16.6 million period over period due to an increase in throughput volumes of 53 Bcf, or 579 MMcf/d, primarily due to the connection of new wells to the system subsequent to June 30, 2014, and an increase in the average realized fees of less than $0.01/Mcf resulting from a consumer price index-based rate adjustment;

•                  high pressure gathering revenue increased $15.9 million due to an increase in throughput volumes of 85 Bcf, or 931 Bcf/d, primarily due to the addition of ten high pressure lines added after June 30, 2014, and an increase in the average realized fees of $0.01/Mcf resulting from a consumer price index-based rate adjustment;

•                  compressor revenue increased $7.1 million due to an increase in throughput volumes of 38 Bcf, or 413 MMcf/d, primarily due to the addition of six new compressor stations that were placed in service after June 30, 2014, and an increase in the average realized fees of $0.01/Mcf resulting from a consumer price index-based rate adjustment; and

•                  condensate gathering revenue increased $0.1 million, as we placed our condensate gathering system in service in April 2014; and

•                  water handling revenue decreased $9.0 million due to a decrease in fresh water distribution volumes of 2,946 MBbl, or 32 MBbl/d, primarily due to fresh water distribution to fewer wells.

Direct operating expenses.  Total direct operating expenses increased from $13.7 million for the three months ended June 30, 2014 to $17.9 million for the three months ended June 30, 2015, an increase of $4.2 million. The increase was primarily due to an increase in the number of gathering pipelines and compressor stations, as well as an increase in ad valorem tax expense as a result of more gathering and compression assets in West Virginia, partially offset by a decrease in direct operating expenses related to our water operations as a result of fresh water distribution to fewer wells.

General and administrative expenses.  General and administrative expenses (before equity-based compensation) increased from $4.5 million for the three months ended June 30, 2014 to $5.5 million for the three months ended June 30, 2015, an increase of $1.0 million. The increase was primarily a result of increased staffing levels and related salary and benefits expenses and increased legal and other general corporate expenses to support our growth, as well as additional expenditures attributable to our operation as a publicly traded partnership.

Equity-based compensation expense. Equity-based compensation expense increased from $3.3 million for the three months ended June 30, 2014 to $6.6 million for the three months ended June 30, 2015, an increase of $3.3 million. The increase was primarily a result of equity-based compensation expense allocated to us by Antero related to (i) awards made under the Antero Resources Corporation Long-Term Incentive Plan after June 30, 2014 and (ii) awards made to Antero employees and officers, and to non-employee directors of our general partner under the Antero Midstream Partners LP Long-Term Incentive Plan after June 30, 2014. Equity-based compensation expense allocated to us from Antero has no effect on our cash flows.

Depreciation expense.  Total depreciation expense increased from $12.1 million for the three months ended June 30, 2014 to $21.3 million for the three months ended June 30, 2015, an increase of $9.2 million. The increase was primarily due to gathering, compression, and water assets placed in service after June 30, 2014.

Interest expense.  Interest expense increased from $1.4 million for the three months ended June 30, 2014 to $1.6 million for the three months ended June 30, 2015, an increase of $0.2 million. The increase is primarily due to interest, commitment fees and amortization of deferred financing fees incurred during the three months ended June 30, 2015 in relation to our revolving credit and water facilities, compared to interest and commitment fees incurred during the three months ended June 30, 2014 under the predecessor credit facility and water facility. The Predecessor credit facility was repaid in connection with the completion of the IPO.

Adjusted EBITDA.  Adjusted EBITDA increased from $39.2 million for the three months ended June 30, 2014 to $64.6 million for the three months ended June 30, 2015, an increase of $25.4 million. The increase was primarily due to an increase in gathering and compression throughput volumes, partially offset by a decrease in water distribution volumes during the three months ended June 30, 2015, net of the related increases in operating and general and administrative expenses. For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6.  Selected Financial Data—Non-GAAP Financial Measure.”

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2015

The operating results and assets of our reportable segments were as follows for the six months ended June 30, 2014 and 2015:

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Six months ended June 30, 2014
Revenues:
Revenue - affiliate	$28,696	$65,277	$93,973

Operating expenses:
Direct operating	3,137	16,816	19,953
General and administrative (before equity-based compensation)	5,753	2,508	8,261
Equity-based compensation	3,803	1,478	5,281
Depreciation	14,764	6,359	21,123
Total	$27,457	$27,161	$54,618
Operating income	$1,239	$38,116	$39,355
Interest expense	$1,200	$466	$1,666
Net income	$39	$37,650	$37,689

Six months ended June 30, 2015
Revenues:
Revenue - affiliate	$108,836	$64,941	$173,777
Revenue - Third-party	—	151	151
Total revenues	$108,836	$65,092	$173,928

Operating expenses:
Direct operating	22,981	14,241	37,222
General and administrative (before equity-based compensation)	9,407	2,295	11,702
Equity-based compensation	10,011	2,365	12,376
Depreciation	29,673	12,282	41,955
Total	$72,072	$31,183	$103,255
Operating income	$36,764	$33,909	$70,673
Interest expense	$1,666	$1,556	$3,222
Net income	$35,098	$32,353	$67,451

The following table sets forth selected operating data for the six months ended June 30, 2014 compared to the six months ended June 30, 2015:

	Six months ended June 30,		Amount of	Percentage
	2014	2015	Increase	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - affiliate	$93,973	$173,777	$79,804	85%
Revenue - Third-party	—	151	151	*
Total revenue	93,973	173,928	79,955	85%
Operating expenses:
Direct operating	19,953	37,222	17,269	87%
General and administrative (before equity-based compensation)	8,261	11,702	3,441	42%
Equity-based compensation	5,281	12,376	7,095	134%
Depreciation	21,123	41,955	20,832	99%
Total operating expenses	54,618	103,255	48,637	89%
Operating income	39,355	70,673	31,318	80%
Interest expense	1,666	3,222	1,556	93%
Net income	$37,689	$67,451	$29,762	79%
Adjusted EBITDA(1)	$65,759	$125,004	$59,245	90%
Operating Data:
Gathering—low pressure (MMcf)	64,935	171,971	107,036	165%
Gathering—high pressure (MMcf)	35,524	211,034	175,510	495%
Compression (MMcf)	6,994	73,520	66,526	951%
Condensate gathering (MBbl)	266	489	223	84%
Fresh water distribution (MBbl)	18,336	17,865	(471)	(3)%
Wells serviced by water distribution	84	57	(27)	(32)%
Gathering—low pressure (MMcf/d)	359	950	591	165%
Gathering—high pressure (MMcf/d)	196	1,166	970	495%
Compression (MMcf/d)	39	406	367	941%
Condensate gathering (MBbl/d)	1	3	2	* %
Fresh water distribution (MBbl/d)	101	99	(2)	(2)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$0.00	2%
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average compression fee ($/Mcf)	$0.18	$0.19	$0.01	2%
Average gathering—condensate fee ($/Bbl)	$4.08	$4.16	$0.08	2%
Average fresh water distribution fee - affiliate ($/Bbl)	$3.56	$3.64	$0.08	2%
Average fresh water distribution fee - third party ($/Bbl)	$—	$—	$ *	* %

Revenue - affiliate.  Revenues from gathering and compression of natural gas and condensate, and water handling increased from $94.0 million for the six months ended June 30, 2014 to $173.8 million for the six months ended June 30, 2015, an increase of $79.8 million. Specifically:

•                  low pressure gathering revenue increased $33.8 million period over period due to an increase in throughput volumes of 107 Bcf, or 591 MMcf/d, primarily due to the connection of new wells to the system subsequent to June 30, 2014, and an increase in the average realized fees of less than $0.01/Mcf resulting from a consumer price index-based rate adjustment;

•                  high pressure gathering revenue increased $32.9 million due to an increase in throughput volumes of 176 Bcf, or 970 Bcf/d, primarily due to the addition of ten high pressure lines added after June 30, 2014, and an increase in the average realized fees of $0.01/Mcf resulting from a consumer price index-based rate adjustment;

•                  compressor revenue increased $12.5 million due to an increase in throughput volumes of 67 Bcf, or 367 MMcf/d, primarily due to the addition of six new compressor stations that were placed in service after June 30, 2014, and an increase in the average realized fees of $0.01/Mcf resulting from a consumer price index-based rate adjustment;

•                  condensate gathering revenue increased $0.9 million, as we placed our condensate gathering system in service in April 2014; and

•                  water handling revenue decreased $0.3 million due to a decrease in fresh water distribution of 471 MBbl, or 2 MBbl/d, primarily due to fresh water distribution to fewer wells.

Revenue — third-party. Revenues to third parties increased from zero for the six months ended June 30, 2014 to $0.2 million for the six months ended June 30, 2015, an increase of $0.2 million. The increase was primarily due to fees to third parties related to line connects.

Direct operating expenses.  Total direct operating expenses increased from $20.0 million for the six months ended June 30, 2014 to $37.2 million for the six months ended June 30, 2015, an increase of $17.2 million. The increase was primarily due to an increase in the number of gathering pipelines and compressor stations, as well as an increase in ad valorem tax expense as a result of more gathering and compression assets in West Virginia, partially offset by a decrease in direct operating expenses related to our water operations, as a result of fresh water distribution to fewer wells.

General and administrative expenses.  General and administrative expenses (before equity-based compensation) increased from $8.3 million for the six months ended June 30, 2014 to $11.7 million for the six months ended June 30, 2015, an increase of $3.4 million. The increase was primarily a result of increased staffing levels and related salary and benefits expenses and increased legal and other general corporate expenses to support our growth, as well as additional expenditures attributable to our operation as a publicly traded partnership.

Equity-based compensation expense. Equity-based compensation expense increased from $5.3 million for the six months ended June 30, 2014 to $12.4 million for the six months ended June 30, 2015, an increase of $7.1 million. The increase was primarily a result of equity-based compensation expense allocated to us by Antero related to (i) awards made under the Antero Resources Corporation Long-Term Incentive Plan after June 30, 2014 and (ii) awards made to Antero employees and officers, and to non-employee directors of our general partner under the Antero Midstream Partners LP Long-Term Incentive Plan after June 30, 2014. Equity-based compensation expense allocated to us from Antero has no effect on our cash flows.

Depreciation expense.  Total depreciation expense increased from $21.1 million for the six months ended June 30, 2014 to $42.0 million for the six months ended June 30, 2015, an increase of $20.9 million. The increase was primarily due to gathering, compression, and water assets placed in service after June 30, 2014.

Interest expense.  Interest expense increased from $1.7 million for the six months ended June 30, 2014 to $3.2 million for the six months ended June 30, 2015, an increase of $1.5 million. The increase is primarily due to interest, commitment fees and amortization of deferred financing fees incurred during the six months ended June 30, 2015 in relation to our revolving credit and water facilities, compared to interest and commitment fees incurred during the six months ended June 30, 2014 under the predecessor credit facility and water facility. The Predecessor credit facility was repaid in connection with the completion of the IPO.

Adjusted EBITDA.  Adjusted EBITDA increased from $65.8 million for the six months ended June 30, 2014 to $125.0 million for the six months ended June 30, 2015, an increase of $59.2 million. The increase was primarily due to an increase in gathering and compression throughput volumes, partially offset by a decrease in fresh water distribution volumes during the six months ended June 30, 2015, net of the related increases in operating and general and administrative expenses. For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6.  Selected Financial Data—Non-GAAP Financial Measure.”

Capital Resources and Liquidity

Sources and Uses of Cash

Historically, our sources of liquidity included cash generated from operations and funding from Antero. We historically participated in Antero’s centralized cash management program for all periods presented, whereby excess cash from most of its subsidiaries was swept into a centralized account. Sales and purchases related to our Predecessor third-party transactions were received or paid in cash by Antero within the centralized cash management system. Subsequent to the closing of the IPO, we began maintaining our own bank accounts and sources of liquidity for gathering and compression operations, and after September 23, 2015, we began maintaining our own bank accounts and sources of liquidity for water handling operations.

Capital and liquidity is provided by operating cash flow, cash on our balance sheet, and borrowings under our revolving credit facility, discussed below. We expect cash flow from operations to continue to contribute to our liquidity in the future. Sources of liquidity include borrowing capacity under our revolving credit facility. We expect the combination of these capital resources will be adequate to meet our working capital requirements, capital expenditures program and expected quarterly cash distributions for at least the next 12 months.

The board of directors of our general partner has adopted a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $0.17 per unit ($0.68 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. On February 2, 2015, we announced the board of directors of our general partner had declared a prorated quarterly cash distribution of $0.0943 per common unit for the quarter ended December 31, 2014. The distribution was paid on February 27, 2015, to unit holders of record on February 13, 2015. This amount represents the prorated minimum quarterly distribution of $0.17 per unit, or $0.68 per unit on an annual basis. On April 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.18 per unit for the quarter ended March 31, 2015. The distribution was paid on May 27, 2015 to unitholders of record as of May 13, 2015. On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was paid on August 27, 2015 to unitholders of record as of August 13, 2015.

We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.

The following table and discussion presents a summary of our combined net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated.

			Amount of
	Six months ended June 30,		Increase
(in thousands)	2014	2015	(Decrease)
Operating activities	$59,739	$145,092	$85,353
Investing activities	(408,992)	(193,189)	215,803
Financing activities	349,253	(69,228)	(418,481)
Net increase in cash and cash equivalents	$—	$(117,325)

Cash Flow Provided by Operating Activities

Net cash provided by operating activities was $145.1 million for the six months ended June 30, 2015 and net cash provided by operating activities was $59.7 million for the six months ended June 30, 2014. The increase in cash flow from operations for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 was primarily the result of increased throughput volumes and revenues, which includes the addition of new gathering and compression systems and water handling systems placed in service after June 30, 2014.

Cash Flow Used in Investing Activities

Prior to the IPO on November 10, 2014, all of our gathering and compression capital expenditures were funded by Antero, and prior to September 23, 2015 all of our water handling capital expenditures were funded by Antero.

During the six months ended June 30, 2015, we used cash flows in investing activities totaling $193.2 million for expenditures and deposits for gathering system, compressor stations, and water handling systems. During the six months ended June 30, 2014, we used cash flows in investing activities totaling $409.0 million for expenditures and deposits for gathering systems, compressor stations, and water handling systems.

Our board of directors has approved a gathering and compression capital budget of from $425 million to $450 million for 2015 to expand our existing gathering and compression systems and water handling systems to accommodate Antero Resources’ development plans. Our capital budgets may be adjusted as business conditions warrant.  The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If natural gas, NGLs, and oil prices decline to levels below acceptable levels or costs increase to levels above acceptable levels, Antero could choose to defer a significant portion of its budgeted capital expenditures until later periods. As a result, we may also defer a significant portion of our budgeted capital expenditures to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flow.  We routinely monitor and adjust our capital expenditures in response to changes in Antero’s development plans, changes in prices, availability of financing, acquisition costs, industry conditions, the timing of regulatory approvals, success or lack of success in Antero’s drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Cash Flow Provided by Financing Activities

Net cash used in financing activities for the six months ended June 30, 2015 of $69.2 million is the result of $41.7 million cash distributions to our unitholders, and $65.4 million in net distributions to Antero, partially offset by $38.0 million in borrowings under the predecessor water credit facility.

Net cash provided by financing activities for the six months ended June 30, 2014 of $349.3 million was the result of $320.0 million in borrowings under the predecessor credit facilities, $31.8 million in net parent contributions from Antero and, offset by $0.6 million for payments on capital leases and $2.0 million for payments of IPO-related costs.

Debt Agreements

Revolving Credit Facility

On November 10, 2014, in connection with the closing of the IPO, the Partnership entered into a revolving credit facility with a syndicate of lenders. As of June 30, 2015, the revolving credit facility provided for lender commitments of $1.0 billion and for a letter of credit sublimit of $150 million.  At June 30, 2015, we had no borrowings and no letters of credit outstanding under the revolving credit facility. The revolving credit facility will mature on November 10, 2019. On September 23, 2015, the revolving credit facility was amended and increased to $1.5 billion, in connection with the Water Acquisition.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable quarterly. The Partnership has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the LIBOR Rate administered by the ICE Benchmark Administration for one, two, three, six or twelve months plus an applicable margin ranging from 150 to 225 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 125 basis points, depending on the leverage ratio then in effect.

The revolving credit facility is secured by mortgages on substantially all of our and our restricted subsidiaries’ properties and guarantees from our restricted subsidiaries. The revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•      incur additional indebtedness;

•      sell assets;

•      make loans to others;

•      make investments;

•      enter into mergers;

•      make certain restricted payments;

•      incur liens; and

•      engage in certain other transactions without the prior consent of the lenders.

Borrowings under the revolving credit facility also require the Partnership to maintain the following financial ratios:

•              an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA to its consolidated current interest charges of at least 2.5 to 1.0 at the end of each fiscal quarter; provided that upon obtaining an investment grade rating, the borrower may elect not to be subject to such ratio;

•                  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA (annualized until the fiscal quarter ending September 30, 2016), of not more than 5.75 to 1.00 for the fiscal quarter ending September 30, 2015, of not more than 5.50 to 1.00 for the fiscal quarter ending December 31, 2015, of not more than 5.25 to 1.00 for the fiscal quarter ending March 31, 2016, and of not more than 5.00 to 1.00 for the fiscal quarter ending June 30, 2016; provided that after electing to issue unsecured high yield notes, the consolidated total leverage ratio will not be more than 5.25 to 1.0, or, following the election of the borrower for two fiscal quarters after a material acquisition, 5.50 to 1.0; and

•                  if the Partnership elects to issue unsecured high yield notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than

3.75 to 1.0.

Antero Water Credit Facility

On November 10, 2014, in connection with Antero Midstream’s IPO, Antero Water assumed the Midstream credit facility under amended terms (the “Water facility”),  in order to provide for separate borrowings attributable to Antero’s water handling business.

As of June 30, 2015, Antero Water had a total outstanding balance under the Water facility of $153 million, with a weighted average interest rate of 1.94%. Commitment fees on the unused portion of the Water facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

The Water facility is ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Water facility contains certain covenants, including restrictions on indebtedness and dividends.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.

Contractual Obligations

At June 30, 2015, we had no borrowings and no letters of credit outstanding under the revolving credit facility. Under the terms of our revolving credit facility, we are required to pay a commitment fee of 0.250% on any unused portion of the credit facility.

Non-GAAP Financial Measures

We use Adjusted EBITDA and Distributable Cash Flow as performance measures to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. Adjusted EBITDA is a financial measure reported to our lenders and used as a gauge for compliance with some of the financial covenants included in our revolving credit facility. We define Adjusted EBITDA as net income before equity-based compensation expense, interest expense, interest income, income taxes and depreciation and amortization expense. We define Distributable Cash Flow as Adjusted EBITDA less cash interest paid and ongoing maintenance capital expenditures paid during the period the assets were owned by the Partnership. Distributable Cash Flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute.

We use Adjusted EBITDA and Distributable Cash Flow to assess:

•                  the financial performance of our assets, without regard to financing methods in the case of adjusted EDITDA, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions;

•                  our operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Our definition of Adjusted

EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

The following table represents a reconciliation of our Adjusted EBITDA and Distributable Cash Flow to the most directly comparable GAAP financial measures for the periods presented (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow attributable to Antero Midstream Partners LP:
Net income	$22,380	$35,124	$37,689	$67,451
Add:
Interest expense	1,408	1,636	1,666	3,222
Depreciation expense	12,097	21,253	21,123	41,955
Equity-based compensation expense	3,339	6,597	5,281	12,376
Adjusted EBITDA	$39,224	$64,610	$65,759	$125,004
Less:
Cash interest paid (2)		(2,205)		(2,784)
Maintenance capital expenditures (1),(2)		(6,950)		(14,447)
Adjusted EBITDA - Antero Water (3)		(23,838)		(48,556)
Add:
Cash interest paid - Antero Water (3)		1,607		8,660
Maintenance capital expenditures - Antero Water (3)		3,571		1,607
Distributable cash flow		$36,795		$69,484

Reconciliation of Adjusted EBITDA to Cash Provided by Operating Activities:
Adjusted EBITDA	$39,224	$64,610	$65,759	$125,004
Less:
Interest expense	(1,408)	(1,636)	(1,666)	(3,222)
Changes in operating assets and liabilities	5,453	11,801	(4,354)	22,821
Plus:
Amortization of deferred financing costs	—	245	—	489
Net cash provided by operating activities	$43,269	$75,020	$59,739	$145,092

(1)         Maintenance capital expenditures represent that portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and compression systems that we believe will be necessary to offset the natural production declines Antero will experience on all of its wells over time, and (ii) water distribution to new wells necessary to maintain the average throughput volume on our systems.

(2)         Cash interest paid and maintenance capital expenditures include gathering and compression and water handling activities.

(3)         As Antero Water and the Partnership are entities under common control, Adjusted EBITDA attributable to Antero Water, Antero Water cash interest paid and Antero Water maintenance capital expenditures are added back in the distributable cash flow calculation, because total distributable cash flow is not retrospectively recast for the Water Acquisition.

Critical Accounting Policies and Estimates

The following discussion relates to the critical accounting policies and estimates for both the Partnership and our Predecessors. The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed combined consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies” in Exhibit 99.1 to the Partnership’s Current Report in Form 8-K filed October 9, 2015. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our financial statements. Also, see note 2 of the notes to our audited consolidated financial statements, included in Exhibit 99.1 to the Partnership’s Current Report in Form 8-K filed October 9, 2015, for a discussion of additional accounting policies and estimates made by management.

New Accounting Pronouncements

On May 28, 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Partnership on January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

On April 7, 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability.  The new standard becomes effective for the Partnership on January 1, 2016. The Partnership does not believe that this standard will have a material impact on its ongoing financial reporting upon adoption.

In April 2015, the FASB issued ASU 2015-06, Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions, which requires a master limited partnership (MLP) to allocate earnings (losses) of a transferred business entirely to the general partner when computing earnings per unit (EPU) for periods before the dropdown transaction occurred. The EPU for limited partners that was previously reported would not change as a result of the dropdown transaction. The ASU also requires an MLP to disclose the effects of the dropdown transaction on EPU for the periods before and after the dropdown transaction occurred. The new standard is effective for the Partnership on January 1, 2016. The ASU requires retrospective application and early adoption is permitted. The Partnership has elected to early adopt ASU 2015-06, and its condensed combined consolidated financial statements and related disclosures reflect the application of this guidance.

Off-Balance Sheet Arrangements

As of June 30, 2015, we did not have any material off-balance sheet arrangements.